Exhibit 2.1









                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                           STORAGE TRUST REALTY,

                            PUBLIC STORAGE, INC.

                                    AND

                       NEWCO MERGER SUBSIDIARY, INC.

                       DATED AS OF NOVEMBER 12, 1998








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                             TABLE OF CONTENTS
                             -----------------

ARTICLE 1    THE MERGER.....................................................1

             1.1      THE MERGER............................................1
             1.2      CLOSING...............................................2
             1.3      EFFECTIVE TIME........................................2
             1.4      EFFECTS OF MERGER ON COMPANY'S DECLARATION OF
                      TRUST AND BYLAWS......................................2
             1.5      DIRECTORS AND OFFICERS................................2
             1.6      EFFECT ON SHARES OF BENEFICIAL INTEREST, OPTIONS
                      AND UNITS.............................................2
             1.7      [Reserved]............................................2
             1.8      TRANSFER OF SECURITIES OF STORAGE REALTY
                      MANAGEMENT CO.........................................2
             1.9      MERGER CONSIDERATION..................................3
             1.10     PAYMENT...............................................3
             1.11     NO FURTHER RIGHTS.....................................4
             1.12     CLOSING OF THE COMPANY'S TRANSFER BOOKS...............4
             1.13     STOCK OPTIONS.........................................4

ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................6

             2.1      ORGANIZATION, STANDING AND POWER OF THE COMPANY.......6
             2.2      COMPANY SUBSIDIARIES..................................6
             2.3      CAPITAL STRUCTURE.....................................7
             2.4      OTHER INTERESTS.......................................8
             2.5      ORGANIZATION, STANDING AND POWER OF THE
                      PARTNERSHIP...........................................9
             2.6      CAPITAL STRUCTURE OF THE PARTNERSHIP..................9
             2.7      AUTHORITY; NONCONTRAVENTION; CONSENTS.................9
             2.8      SEC DOCUMENTS; FINANCIAL STATEMENTS;
                      UNDISCLOSED LIABILITIES; BOOKS AND RECORDS...........11
             2.9      ABSENCE OF CERTAIN CHANGES OR EVENTS.................11
             2.10     LITIGATION...........................................12
             2.11     PROPERTIES...........................................12
             2.12     ENVIRONMENTAL MATTERS................................15
             2.13     RELATED PARTY TRANSACTIONS...........................17
             2.14     EMPLOYEE BENEFITS....................................17
             2.15     EMPLOYEE MATTERS.....................................19
             2.16     TAXES................................................19



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             2.17     NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR
                      DIRECTORS............................................21
             2.18     BROKERS; SCHEDULE OF FEES AND EXPENSES...............21
             2.19     COMPLIANCE WITH LAWS.................................21
             2.20     CONTRACTS; DEBT INSTRUMENTS..........................21
             2.21     OPINION OF FINANCIAL ADVISOR.........................23
             2.22     STATE TAKEOVER STATUTES; WAIVER OF OWNERSHIP
                      LIMITATION...........................................23
             2.23     REGISTRATION STATEMENT...............................24
             2.24     DEVELOPMENT PROPERTIES...............................24
             2.25     INVESTMENT COMPANY ACT OF 1940.......................24
             2.26     TRADEMARKS, PATENTS AND COPYRIGHTS...................24
             2.27     INSURANCE............................................25
             2.28     DEFINITION OF KNOWLEDGE OF THE COMPANY...............25
             2.29     VOTE REQUIRED........................................25
             2.30     RIGHTS AGREEMENT.....................................25

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF ACQUIROR....................25

             3.1      ORGANIZATION, STANDING AND POWER OF ACQUIROR.........25
             3.2      ACQUIROR SUBSIDIARIES................................26
             3.3      CAPITAL STRUCTURE....................................26
             3.4      AUTHORITY; NONCONTRAVENTION; CONSENTS................27
             3.5      SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED
                      LIABILITIES..........................................28
             3.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.................29
             3.7      LITIGATION...........................................29
             3.8      PROPERTIES...........................................30
             3.9      ENVIRONMENTAL MATTERS................................30
             3.10     TAXES................................................31
             3.11     BROKERS; SCHEDULE OF FEES AND EXPENSES...............32
             3.12     COMPLIANCE WITH LAWS.................................32
             3.13     STATE TAKEOVER STATUTES..............................32
             3.14     REGISTRATION STATEMENT...............................32
             3.15     INVESTMENT COMPANY ACT OF 1940.......................32
             3.16     TRADEMARKS, PATENTS AND COPYRIGHTS...................33
             3.17     DEFINITION OF KNOWLEDGE OF ACQUIROR..................33
             3.18     VOTE REQUIRED........................................33

ARTICLE 4    COVENANTS.....................................................33

             4.1      ACQUISITION PROPOSALS................................33



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             4.2      CONDUCT OF THE COMPANY'S BUSINESS PENDING
                      MERGER...............................................34
             4.3      CONDUCT OF ACQUIROR'S BUSINESS PENDING MERGER........38
             4.4      OTHER ACTIONS........................................39
             4.5      FILING OF CERTAIN REPORTS............................39
             4.6      COMPLIANCE WITH THE SECURITIES ACT...................39

ARTICLE 5    ADDITIONAL COVENANTS..........................................40

             5.1      PREPARATION OF THE REGISTRATION STATEMENT
                      AND THE PROXY STATEMENT; THE COMPANY
                      SHAREHOLDERS MEETING.................................40
             5.2      ACCESS TO INFORMATION: CONFIDENTIALITY...............41
             5.3      BEST EFFORTS; NOTIFICATION...........................41
             5.4      COSTS OF TRANSACTION.................................42
             5.5      TAX TREATMENT; TAX ELECTIONS.........................42
             5.6      PUBLIC ANNOUNCEMENTS.................................42
             5.7      LISTING..............................................43
             5.8      TRANSFER AND GAINS TAXES.............................43
             5.9      BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS........43
             5.10     INDEMNIFICATION......................................44
             5.11     DECLARATION OF DIVIDENDS AND DISTRIBUTIONS...........45
             5.12     STORAGE TRUST PROPERTIES, L.P........................45
             5.13     NOTICES..............................................46

ARTICLE 6    CONDITIONS....................................................46

             6.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
                      THE MERGER...........................................46
             6.2      CONDITIONS TO OBLIGATIONS OF ACQUIROR................46
             6.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY.............48

ARTICLE 7    TERMINATION, AMENDMENT AND WAIVER.............................49

             7.1      TERMINATION..........................................49
             7.2      CERTAIN FEES AND EXPENSES............................50
             7.3      EFFECT OF TERMINATION................................51
             7.4      AMENDMENT............................................51
             7.5      EXTENSION; WAIVER....................................51

ARTICLE 8    GENERAL PROVISIONS............................................52




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             8.1      NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES........52
             8.2      NOTICES..............................................52
             8.3      INTERPRETATION.......................................53
             8.4      COUNTERPARTS.........................................53
             8.5      ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.......53
             8.6      GOVERNING LAW........................................53
             8.7      ASSIGNMENT...........................................53
             8.8      ENFORCEMENT..........................................54
             8.9      SEVERABILITY.........................................54
             8.10     NON-RECOURSE TO DIRECTORS, TRUSTEES AND OFFICERS.....54


                                  EXHIBITS

Exhibit A   --     Articles of Merger
Exhibit B   --     [Reserved]
Exhibit C   --     Agreement to Purchase Stock of Storage Realty Management Co.
Exhibit D   --     Retention Program




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                        AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of November 12, 1998 by and among Storage Trust Realty, a Maryland real estate investment trust (the "Company"), Public Storage, Inc., a California corporation ("Acquiror"), and Newco Merger Subsidiary, Inc., a Maryland corporation and a subsidiary of Acquiror ("MSub").

                                 RECITALS:

         A. The Board of Trustees of the Company and the Board of Directors of Acquiror deem it advisable and in the best interests of their respective companies and their shareholders, subject to the conditions and other provisions contained herein, that the Company and MSub will merge with the Company being the surviving entity in such merger (the "Merger") and each issued and outstanding common share of beneficial interest, par value $.01 per share, of the Company ("Company Common Shares") will be converted into the right to receive the Merger Consideration (as described in Section 1.9 below).

         B. Upon the terms and conditions set forth herein, Acquiror, MSub and the Company shall execute Articles of Merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") and shall file such articles in accordance with Maryland law to effectuate the Merger.

         C. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         D. The Company has received a fairness opinion relating to the Merger, as more fully described herein.

         E. The Company and Acquiror desire to make certain representations, warranties and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE 1

                                 THE MERGER




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         1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 3 and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3" and "Title 8", respectively), MSub shall be merged with and into the Company, with the Company as the surviving entity (the "Surviving Entity").

         1.2 CLOSING. The closing of the Merger ("Closing") will take place at 10:00 a.m. on the date to be specified by the parties, which (subject to satisfaction or waiver of the other conditions set forth in Article 6) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties hereto.

         1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the Company, MSub and Acquiror shall execute and file the Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 3 and Title 8. The Merger shall become effective (the "Effective Time") at such time as shall be specified in the Articles of Merger. Following the Effective Time, the separate corporate existence of MSub shall cease and the Company shall continue as the surviving entity and shall succeed to and assume all the rights and obligations of MSub in accordance with Maryland law. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

         1.4 EFFECTS OF MERGER ON COMPANY'S DECLARATION OF TRUST AND BYLAWS. The Declaration of Trust (as defined herein) and Company By-laws (as defined herein), as amended and in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law.

         1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the trustees and officers of the Surviving Entity shall be those set forth on
Schedule 1.5. It is also agreed that, from and after the Effective Time, the board of directors of the Acquiror shall be expanded by one seat and Mr. Daniel C. Staton shall be elected as a new member of the board of directors of the Acquiror.

         1.6 EFFECT ON SHARES OF BENEFICIAL INTEREST, OPTIONS AND UNITS. The Merger shall have no effect on the shares of common stock of Acquiror. The effect of the Merger on the shares, options and restricted share awards of the Company and the limited partnership interests ("Units") of Storage Trust Properties, L.P., a Delaware limited partnership (the "Partnership") shall be solely as provided herein and in the Articles of Merger.




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         1.7      [Reserved].

         1.8 TRANSFER OF SECURITIES OF STORAGE REALTY MANAGEMENT CO. In connection with the consummation of the Merger, PS Orangeco, Inc. will acquire from Burnam Holding Companies Co. ("BHC") all of the outstanding securities of Storage Realty Management Co. (the "Management Company") (other than securities owned by the Partnership) at or after the Effective Time. Concurrently with the execution of this Agreement, PS Orangeco, Inc. and BHC will execute an agreement in the form attached hereto as Exhibit C agreeing, among other things, to such transfer, on or about the Effective Time on the terms and conditions provided therein.

         1.9 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company,

         (a) All Company Common Shares which are held by Acquiror or any wholly-owned subsidiary of Acquiror (including MSub) or the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (b) Each other outstanding Company Common Share shall be converted into the right to receive .86 (the "Exchange Ratio") of a share of common stock of Acquiror, par value $.01 per share ("Acquiror Common Share"), for each Company Common Share subject to the provisions set forth in the Articles of Merger.

         (c) Immediately prior to the Effective Time, MSub shall have issued and outstanding a sufficient number shares of stock ("MSub Stock") necessary to consummate the Merger. At the Effective Time, each issued and outstanding share of MSub Stock shall be converted into one validly issued, fully paid and nonassessable share of beneficial interest of the Surviving Entity.

         1.10 PAYMENT. (a) Promptly after the Effective Time, Acquiror shall deposit (or cause to be deposited) with a bank, trust company or other person to be designated by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article 1, Acquiror Common Shares in an amount sufficient to pay the aggregate number of Acquiror Common Shares to be issued in the Merger. No fractional Acquiror Common Shares shall be issued in the Merger. Holders of Company Common Shares who would otherwise be entitled to receive fractional Acquiror Common Shares shall instead receive cash in lieu thereof as provided in the Articles of Merger.

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Shares immediately prior to the Effective Time (A) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only



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upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror shall specify) and (B) instructions for use in effecting the surrender of certificates evidencing Company Common Shares ("Company Certificates") in exchange for the Acquiror Common Shares with respect to the shares of Company Common Shares formerly evidenced thereby.

         (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive in exchange therefor Acquiror Common Shares which such holder has the right to receive pursuant to the provisions of this Article 1, and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.10, each Company Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive the Acquiror Common Shares with respect to the shares of Company Common Shares formerly evidenced thereby.

         (d) If Acquiror Common Shares are to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Acquiror Common Shares that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

         (e) Unless required otherwise by applicable law, any portion of the aggregate Acquiror Common Shares which remain undistributed to holders of shares of Company Common Shares two years after the Effective Time shall be delivered to Acquiror and any holders of Company Common Shares who have not theretofore complied with the provisions of this Article 1 shall thereafter look only to Acquiror for payment of any Acquiror Common Shares to which they are entitled pursuant to this Article 1. Neither Acquiror nor the Exchange Agent shall be liable to any holder of Company Common Shares for any Acquiror Common Shares held by Acquiror or the Exchange Agent for payment pursuant to this Article 1 which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.11 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing shares of Company Common Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

         1.12 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Shares shall be made thereafter. In the event that, after the Effective Time, certificates for



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Company Common Shares are presented to Acquiror, they shall be canceled and exchanged for Acquiror Common Shares for each Company Common Share presented as provided in this Section 1.

         1.13 STOCK OPTIONS. At least twenty (20) days prior to the Effective Time, Acquiror shall elect either (a) or (b) below.

         (a) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each Company Option (as hereinafter defined), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each such Company Option shall be canceled, and (iii) in consideration of such cancellation, the Company shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Closing Price (as defined below) of the Company Shares over the exercise price per share of such Company Option and (2) the number of Company Common Shares subject thereto. Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, to become subject to the profit recovery provisions thereof, any Company Options held by such individual may, if such individual so agrees, subject to the proviso to this sentence, be canceled or purchased, as the case may be, immediately prior to the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Entity an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Closing Price of the Company Shares over the exercise price per share of such Company Option and (2) the number of Company Common Shares subject thereto immediately prior to the Effective Time; provided, that the parties hereto will cooperate, including by providing alternate arrangements, so as to achieve the intent of the foregoing without giving rise to such profit recovery. "Closing Price" shall mean the unweighted average closing price of a Company Common Share or Acquiror Common Share, as applicable, reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) for the twenty (20) Trading Days ending on the third Trading Day immediately prior to the Closing Date. For the purposes of the paragraph only, "Trading Day" shall mean any day on which such shares are traded on the NYSE.

         (b) If requested by the Acquiror, the Company shall take reasonable steps to seek to cause each Company Option to be amended, with the consent of the holder thereof, to (i) adjust the number of shares for which such option is thereafter exercisable by multiplying such number of shares by .86, (ii) adjust the per share exercise price by dividing such exercise price by .86, (iii) to provide that such option shall be exercisable for Acquiror Common Shares and (iv) to eliminate any dividend equivalent rights or distribution equivalent rights, it being understood that each Company Option whether or not then exercisable or vested, shall become fully exercisable and vested immediately prior to the Effective Time. To the extent that one or more holders do not provide such consent, the Company shall follow the procedures outlined in paragraph (a)



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above with respect to each Company Option that has not been amended prior to the Effective time to be exercisable for Acquiror Common Shares. The Company agrees with the Acquiror to use its reasonable efforts in seeking such consents from the holders of Company Options; however, the ability to obtain any such consents shall not be a condition to Closing. Upon conversion of the number of shares and the exercise price subject to a Company Option, all Company Options shall remain subject to the Plan's terms. Acquiror agrees to register the shares subject to the Plan on a registration statement on Form S-8 filed with the SEC as soon as practicable following the Effective Time.


                                 ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquiror and MSub as follows:

         2.1 ORGANIZATION, STANDING AND POWER OF THE COMPANY. The Company is a real estate investment trust duly organized and validly existing under the laws of the state of Maryland and has the requisite power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign real estate investment trust or other form of entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). Schedule 2.1 sets forth each jurisdiction in which the Company is qualified or licensed to do business, as well as all assumed names under which the Company conducts business in such jurisdictions. The Company has previously made available to Acquiror complete and correct copies of its Second Amended and Restated Declaration of Trust (the "Declaration of Trust") and its Amended and Restated By-laws (the "Company By-laws"), in each case, as amended to the date of this Agreement.

         2.2 COMPANY SUBSIDIARIES. (a) Schedule 2.2 sets forth (i) each Subsidiary of the Company (the "Company Subsidiaries"), (ii) the legal form of each Company Subsidiary, including the state or country of formation,
(iii) the ownership interest therein of the Company, if not wholly-owned by the Company, and if not wholly-owned, the identity and ownership interest of other owners of such Company Subsidiary, (iv) each jurisdiction in which each Company Subsidiary is qualified or licensed to do business, and (v) each assumed name under which each Company Subsidiary conducts business in any jurisdiction. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with



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another Subsidiary of such Person) owns a majority of the equity interests or voting power of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity.

         (b) Except as set forth in Schedule 2.2, (i) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by another Company Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and
(ii) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Company Subsidiary that is a partnership, joint venture, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. True and correct copies of the articles of incorporation, bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Company Subsidiary, as amended to the date of this Agreement, have previously been made available to Acquiror.

         2.3 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized shares of beneficial interest of the Company consists of 150,000,000 shares, of which 16,076,291 Company Common Shares are issued and outstanding, and no Series A Junior Participating Preferred Shares, $.01 par value per share (the "Company Preferred Shares" and together with the Common Shares, the "Company Shares"), have been issued and outstanding or have ever been issued or outstanding. As of the date hereof, (i) 997,898 Company Common Shares are reserved for issuance under the Company Dividend Reinvestment and Share Purchase Plan (the "Company Dividend Reinvestment Plan"), (ii) 716,948 Company Common Shares are reserved for issuance under the Company 1994 Share Incentive Plan (formerly known as the 1994 Share Option Plan) (as Amended and Restated, effective February 4, 1997) (the "Company Option Plan"), and (iii) 1,176,701 Company Common Shares are reserved for issuance subject to the exchange of issued and outstanding Units. On the date hereof, except as set forth in this Section 2.3 or Schedules 2.3 or 2.20, no Company Shares or other securities of the Company are issued, reserved for issuance or outstanding.




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         (b) Set forth in Schedule 2.3 is a true and complete list of the following: (i) each outstanding qualified or nonqualified option to purchase Company Shares or Units granted under the Company Option Plan or otherwise (a "Company Option") and a total thereof, (ii) each grant of Company Shares to employees which are subject to any risk of forfeiture ("Restricted Share Grants") and a total thereof, and (iii) any obligation of the Company to issue Company Shares or Units as a result of the transactions contemplated hereby ("Change in Control Share Grants") and a total thereof. The Restricted Share Grants are included in the number of outstanding Company Common Shares set forth in Section 2.3(a). For each Company Option held by the executive officers of the Company, Schedule 2.3 sets forth the name of the grantee, the date of the grant, the status of the option as qualified or nonqualified under Section 422 of the Code, the number of Company Shares or Units subject to such option, the number of shares or Units subject to options that are currently exercisable, the exercise price per share or Unit, those options providing for reload options, and the number of such shares or Units subject to share appreciation rights. For each Company Option held by employees of the Company or any of the Company Subsidiaries who are not executive officers of the Company, Schedule 2.3 sets forth the name of the grantee, the date of the grant, the number of Company Shares or Units subject to such option and the exercise price per share or Unit. For each Restricted Share Grant,
Schedule 2.3 sets forth the name of the grantee, the date of the grant and the number of Company Shares or Units granted. For each Change in Control Share Grant, Schedule 2.3 sets forth the aggregate number of Company Common Shares or Units to be issued immediately prior to the Merger. To date, no reload options have been granted by the Company and no amounts have been credited to the account of a holder of an option with respect to any dividend equivalent rights or distribution equivalent rights previously granted by the Company. On the date of this Agreement, except as set forth in this Section 2.3 or Section 2.6 or Schedules 2.3 or 2.20, no Company Shares or other securities of the Company or Units are issued, reserved for issuance, or outstanding.

         (c) All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company, or assets of any other entities convertible into, or exchangeable for, securities of the Company except as provided in this Section 2.3 or
Schedule 2.20.

         (d) Except as set forth in this Section 2.3 or in Schedules 2.3 or 2.20, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. True and complete copies of each instrument identified on Schedule 2.3 has been made available to Acquiror.

         (e) All dividends or distributions on Company Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

         2.4 OTHER INTERESTS. Except as set forth in Schedule 2.2 or 2.4, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities). With respect to such interests, the Company and each such Company Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens. Neither the Company nor any of the Company Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts have been made available to Acquiror and are (a) set forth on a Schedule hereto, (b) unmodified except as described therein, and (c) in full force and effect. To the Knowledge of the Company (as defined in Section 2.28), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts, nor has the Company received any notice of any such material breach.

         2.5 ORGANIZATION, STANDING AND POWER OF THE PARTNERSHIP. The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available to Acquiror complete and correct copies of the Amended and Restated Operating Partnership Agreement, as amended (the "Operating Partnership Agreement").

         2.6 CAPITAL STRUCTURE OF THE PARTNERSHIP. As of the date hereof, the number of outstanding Units consisted of 17,252,992 Units (of which 16,076,291 Units were held by the Company as general partner and 1,176,701 Units were held by limited partners. All of the Units owned by the Company are held free and clear of all Liens. All outstanding Units are duly authorized, validly issued, fully paid and nonassessable (except for the Company's liability as a general partner) and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Partnership, or assets of any other entities exchangeable into Units or other securities of the Partnership. All dividends or distributions on Units which have been authorized or declared prior to the date of this Agreement have been paid in full.

         2.7 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) The Company has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of at least two-thirds of the outstanding Company Common Shares entitled to vote thereon to approve the Merger (the "Company Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which the Company or any Company Subsidiary is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company or any Company
Subsidiary of the transactions contemplated by this Agreement to which the Company or any Company Subsidiary is a party have been duly authorized by all necessary action on the part of the Company or such Company Subsidiary, subject to the Company Shareholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Subject to the disclosure set forth in Schedule 2.7, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement to which the Company or any Company Subsidiary is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Declaration of Trust or the Company By-laws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause
(ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Subject to the disclosure as set forth on
Schedule 2.7, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by the Company's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (y) registration statements on appropriate forms under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of listing applications with the New York Stock Exchange (the "NYSE") and the Pacific Exchange (the "PCX") with respect to the Acquiror Common Shares to be issued in the Merger, (iii) the acceptance for record of the Articles of Merger by the Department, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as may be required under (y) federal, state or local environmental laws, or (z) the "blue sky" laws of various states, to the extent applicable, or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company or any Company Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

         (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), the Company confirms that (i) the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders and (ii) it conducts its business in accordance with the requirements of Section 856 of the Code.

         2.8 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES; BOOKS AND RECORDS. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 through the date hereof (the "Company SEC Documents"). Schedule 2.8 contains a complete list of all Company SEC Documents filed by the Company with the SEC since January 1, 1996 and on or prior to the date of this Agreement (other than preliminary material filed with the SEC on a confidential basis). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Company and the Company Subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has no Company Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Company SEC Documents or in Schedule 2.8, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto and which, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) would not alone, or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The books of account and other financial records of the Company and the Company Subsidiaries have been maintained in accordance with good business practices.

         2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents or Schedule 2.9, since the date of the most recent audited financial statements included in the Company SEC Documents (the "Company Financial Statement Date") the Company and the Company Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect self-storage real estate generally (a "Company Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Change, (b) subject to Section 5.11, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Shares, except for regular quarterly distributions (in the case of the Company) not in excess of $0.46 per Company Common Share and per Unit with customary record and payment dates, (c) any split, combination or reclassification of any of Company Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Company SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or trustee of the Company.

         2.10 LITIGATION. Except as disclosed in the Company SEC Documents,
Schedule 2.10 or Schedule 2.11, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries which are covered by adequate insurance and which involve less than $100,000 individually or $500,000 in the aggregate, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         2.11 PROPERTIES. (a) Schedule 2.11 identifies all real property owned or leased by the Company and the Company Subsidiaries (the "Company Properties"). Except as provided in Schedule 2.11, the Company or one or more of the Company Subsidiaries owns fee simple title to each of the Company Properties, which are all of the real estate properties owned by them. All such properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except as provided below or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 2.20, Schedule 2.11 or Schedule 2.4, no other Person has any ownership interest in any of the Company Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby. Except as set forth in Schedule 2.11, none of the Company Properties is subject to any restriction on the sale or disposition thereof or on the financing or release of financing thereon. The Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Schedules,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially detract from the value of or present use of any Company Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Acquiror) which, individually or in the aggregate, do not materially detract from the value of or present use of any Company Property subject thereto or affected thereby (provided that the Company specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on Schedule 2.20, has been released of record since the date of the title report in question) and (iv) mechanics', carriers', workmen's or repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Schedule
2.11 lists each of the Company Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

         (b) Except as provided in Schedule 2.11, valid policies of title insurance (each a "Company Title Insurance Policy") have been issued insuring the Company's or the applicable Company Subsidiary's fee simple or leasehold title, where applicable, to the Company Properties in amounts at least equal to the purchase price thereof paid by the Company therefor, subject only to the matters disclosed above and on the Schedules, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A termination of the Centreville Lease, referred to in Schedule 2.11, would not materially detract from the value or present use of the fee portion of Company Property No. 1403. A true and correct copy of each Company Title Insurance Policy has been previously made available to Acquiror.

         (c) Except as provided in Schedule 2.11 or in the Company's capital budget attached to the Schedules (the "Company Capital Budget"),
(i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties in all material respects or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties in all material respects has not been obtained and is not in full force and effect, nor, to the Knowledge of the Company does there exist any pending threat of modification or cancellation of any of same, (ii) to the Knowledge of the Company no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Company Properties in a material respect has been issued by any governmental authority; (iii) to the Knowledge of the Company there are no material structural defects relating to any Company Property; (iv) to the Knowledge of the Company there is no Company Property whose building systems are not in working order in any material respect; or
(v) to the Knowledge of the Company, there is no physical damage or deterioration to any Company Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration or which in the aggregate is expected to result in a Company Material Adverse Effect; except in the case of (iii), (iv) and (v) above as may arise as a result of the normal wear and tear incurred in connection with owning and operating properties of the type owned and operated by the Company.

         (d) Except as set forth in Schedule 2.11, neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas, except for such notices as would not reasonably be expected, individually or in the aggregate, to materially detract from the value of or present use of any of the Company Property subject thereto or affected thereby. No one of the

"Possible Violations of Local Codes or Ordinances" referred to in Schedule
2.11 will materially detract from the value or present use of the Company Property to which it relates.

         (e) Except as set forth in Schedule 2.11 all of the Company Properties are managed by the Company or a wholly-owned Company Subsidiary.

         (f) Except as set forth in Schedule 2.11, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, in all material respects, and, there are no material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Company Properties delivered to Acquiror prior to the date hereof.

         (g) The Company and each of the Company Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of December 31, 1997, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on Schedule 2.20 or Schedule 2.11 or on the consolidated balance sheet of the Company as of December 31, 1997, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title, easements and encumbrances, if any, as would not materially detract from the value of or present use of any of the Company Properties subject thereto or affected thereby.

         (h) Except as set forth in Schedule 2.11, no Company Property is currently under development or subject to any agreement with respect to development, and neither the Company nor any Company Subsidiary shall enter into any such agreements between the date hereof and the Effective Time without the prior written approval of Acquiror.

         (i) All consents required from lessors under material leases of any Company Property leased to the Company or a Company Subsidiary, or required from other third parties, by virtue of the Merger, have been or shall have been obtained prior to the Closing. No third party holds any rights with respect to any such lease whereby a default by a third party could result in a termination of the lease to the Company or the applicable Company Subsidiary without such lessee having a right to a reasonable opportunity to cure the default.

         (j) For purposes of this Section 2.11 only, the term Company Subsidiaries includes FSA, a Louisiana Partnership and Marian Ridge IV, L.L.C.

         2.12 ENVIRONMENTAL MATTERS. The Company has made available to Acquiror a true and complete copy of the environmental reports listed on
Schedule 2.12 (the "Company Environmental Reports"). To the Company's Knowledge, after due inquiry, the Company Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or analysis made by or on behalf of the Company or any of the Company Subsidiaries) with respect to the Company Properties in the possession or control of the Company or any Company Subsidiary. Except (i) as otherwise listed on Schedule 2.12 and only to the extent described therein, (ii) for any condition that individually or in the aggregate would not be reasonably likely to materially detract from the value of or present use of any Company Property subject thereof or affected thereby, or (iii) that the following does not apply to conditions arising from the storage of customer goods in storage units at a Company Property of which the Company does not have Knowledge:
(A) to the Knowledge of the Company, after due inquiry, the Company Properties and the operations of the Company are in compliance with all Environmental Laws (as defined below) and all requirements of applicable permits, licenses, approvals and other authorizations issued pursuant to Environmental Laws; (B) to the Knowledge of the Company, after due inquiry, the Company has not caused or suffered to occur any Release (as defined below) nor has the Company used, stored or disposed, of any Hazardous Substance (as defined below) into the Environment (as defined below) on, under or from any Company Property and no condition exists on, in or under any Company Property that could result in the incurrence of liabilities under, or any violations of or give rise to the imposition of any Encumbrance under, any Environmental Law or under common law pertaining to Hazardous Substances on, in or originating from any Company Property; (C) the Company has not received any written notice of a claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Substances on, in, under or originating from any Company Property; (D) the Company has no Knowledge of, after due inquiry, and has not received written notice from any Governmental Entity or other person claiming, any violation of any Environmental Law or a determination to undertake and/or request the investigation, remediation, clean-up or removal of any Hazardous Substance released into the Environment on, in, under or from any Company Property; and (E) no Company Property is included or, to the Knowledge of the Company, after due inquiry, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and the Company has no Knowledge, after due inquiry, that any Company Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the Knowledge of the Company, after due inquiry, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law. To the Company's Knowledge, the insurance policies described in Schedule 2.12 are valid and enforceable against the insurer and the Company has not received any notice of cancellation or termination with respect thereto. To the Company's Knowledge, after due inquiry, there are no underground storage tanks, asbestos containing building materials or PCBs in, on or at any Company Property which are reasonably expected to result in a Company Material Adverse Effect.

         As used herein, "Hazardous Substance" shall include any hazardous substance, hazardous waste, toxic substance, pollutant, hazardous material, or similarly designated materials including, without limitation, oil, petroleum or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste which is identified, regulated, prohibited or limited under any Environmental Law (including, without limitation, materials listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. ss. 172.101, or in the EPA's List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302) as the same may now or hereafter be amended; "Environment" shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor and outdoor air; "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss. 6901, et seq.), the Clean Air Act, as amended (42 U.S.C. ss. 7401, et seq.) the Clean Water Act, as amended (33 U.S.C. ss. 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601, et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. ss. 651, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss. 1801, et seq.), and all other federal, state and local laws, ordinances, regulations, rules and orders relating to the protection of the environment or of human health from environmental effects; and "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Substance into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing any Hazardous Substance or any release, emission, discharge or similar term, as those terms are defined or used in any Environmental Law.

         2.13 RELATED PARTY TRANSACTIONS. Set forth in Schedule 2.13 is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries under which continuing obligations exist with (a) any consultant, (b) any person who is an officer, trustee, director or Affiliate (as defined below) of the Company or any of the Company Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate, or (c) any person who acquired Company Common Shares in a private placement within the preceding three years, except those of a type available to Company employees generally. Such documents, copies of all of which have previously been delivered or made available to Acquiror, are listed in Schedule 2.13. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         2.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(l) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral,
(i) sponsored or maintained by the Company or a trade or business under common control with the Company within the meaning of Section 414 of the Code (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound, or
(iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on
Schedule 2.14 and true and correct copies of which plans have been made available to Acquiror. With respect to the Employee Plans:

                  (a) Except as disclosed in Schedule 2.14, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

                  (b) Except as disclosed in Schedule 2.14, each Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan under Section 401(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

                           (i) all Controlled Group Members have filed or
                  caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

                           (ii) all Controlled Group Members have delivered
                  or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

                           (iii) all contributions and payments with
                  respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

                           (iv) with respect to each such Employee Plan, to
                  the extent applicable, the Company has made available to Acquiror true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto), and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

                  (c) Except as disclosed in Schedule 2.14, with respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or
         Section 406 of ERISA, which transaction is not exempt under
         Section 4975(d) of the Code or Section 408 of ERISA.

                  (d) Except as disclosed in Schedule 2.14, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.14, the Company represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

                  (e) Except as disclosed in Schedule 2.14, with respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

         2.15 EMPLOYEE MATTERS. Schedule 2.15 lists the employee handbooks of the Company and each of the Company Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to Acquiror. Except as set forth in Schedule 2.15, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company's employees. To the Knowledge of the Company there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

         2.16 TAXES. (a) Each of the Company and the Company Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or the Company has paid on its behalf) all Taxes (as defined below) shown or reflected on such returns and reports as required to be paid by it except (i) as set forth in
Schedule 2.16, or (ii) real estate taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Company Subsidiary shall have set aside on its books adequate reserves. The Company has provided Acquiror true and correct copies of its and the Partnership's 1996 and 1997 federal income tax returns. The most recent audited financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable or accrued by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Company Financial Statement Date, the Company has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and neither the Company nor any Company Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or otherwise proposed, asserted or assessed against the Company or any of the Company Subsidiaries. No waivers of the time to assess any such Taxes have been executed by the Company or any Company Subsidiary and, to the Knowledge of the Company, no requests for such waivers are pending. For purposes of the representations made in this Section 2.16(a), no violation of those representations shall be treated as occurring to the extent that the circumstance potentially creating the violation would not produce a Company Material Adverse Effect. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

         (b) The Company (i) for all taxable years commencing with its formation through December 31, 1997, has been subject to federal income taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and thereafter until the Effective Time, (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company's Knowledge, threatened by the IRS,
(iv) except to the extent indicated in Schedule 2.16, the Company's federal income tax returns for 1996 and 1997 have not reported (directly or indirectly through any other entity) from any of the Company Properties or other activities any income other than income described in Sections 856(c)(2) and 856(c)(3) (income qualifying under the 95% and 75% gross income tests applicable to REITs), (v) has indicated on Schedule 2.16 the states in which it is required to file income or franchise tax returns and whether it files as a REIT in those states, and for those states in which it files as a REIT, the Company meets the requirements, applied for state, rather than federal purposes, of clauses (i) , (ii), and (iii) of this
Section 2.16(b), (vi) does not hold directly or indirectly any assets that are subject to an election to defer gain pursuant to IRS Notice 88-19 and
(vii) and the Company Subsidiaries have not made, and are not obligated to make, any "excess parachute payments" as described in Section 280G of the Code, with the possible exception of payments required under the employment or severance agreements listed on Schedule 2.3. Each Company Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or ignored as a separate entity, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause the Company to violate
Section 856(c)(4) of the Code. The Company since its formation has not owned stock or securities of any entity that would cause the Company to have violated or to violate Section 856(c)(4) of the Code.

         2.17 NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS. Set forth in Schedule 2.3 and Schedule 2.17 is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer, trustee or director of the Company or any Company Subsidiary as a result of the Merger. Except as described in
Schedule 2.3 and Schedule 2.17, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, trustee or director of the Company or any Company Subsidiary.

         2.18 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

         2.19 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents or in Schedules 2.7 or 2.11, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Company Material Adverse Effect.

         2.20 CONTRACTS; DEBT INSTRUMENTS. (a) Except as disclosed in the Company SEC Documents or in Schedule 2.20, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which the Company or any Company Subsidiary may conduct its business. Neither the Company nor any Company Subsidiary has received a written notice that the Company or any Company Subsidiary is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in
Schedule 2.20, nor does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) Except for any of the following expressly identified in Company SEC Documents, Schedule 2.20 sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of the Company or any Company Subsidiary, other than Indebtedness payable to the Company or a Company

Subsidiary, is outstanding or may be incurred (collectively, the "Debt Documents"), as well as the amount outstanding under each Debt Document as of September 30, 1998. For purposes of this Section 2.20, "Indebtedness" shall mean, to the extent any such item exceeds $100,000, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such indebtedness of any other person; but Indebtedness shall not include trade payables incurred in the ordinary course of business payable within 60 days.

         (c) To the extent not set forth in response to the requirements of
Section 2.20(b), Schedule 2.20 sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.

         (d) Except as set forth in Schedule 2.20, neither the Company nor any of the Company Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

         (e) Neither the Company nor any of the Company Subsidiaries is a party to any agreement relating to the management of any of the Company Properties except the agreements described in Schedule 2.20 (the "Third Party Management Agreements"). True and complete copies of the Third Party Management Agreements have previously been made available to Acquiror.

         (f) Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages any real properties other than Company Properties, except for the agreements described in Schedule 2.20 (the "Outside Property Management Agreements").

         (g) Except for budgeted construction disclosed in the Company Capital Budget or in Schedule 2.24, Schedule 2.20 lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development or construction of, or additions or expansions to, any Company Properties which are currently in effect and under which the Company or any of the Company Subsidiaries currently has, or expects to incur, an obligation in excess of $100,000. True and correct copies of such agreements have previously been delivered or made available to Acquiror.

         (h) Schedule 2.20 lists all agreements entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

         (i) Except as set forth in Schedule 2.20, neither the Company nor any Company Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Company Properties, or (iii) to make any reprorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by the Company.

         (j) Except as set forth in Schedule 2.20, neither the Company nor any Company Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," true and correct copies of which have been made available to Acquiror. As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Partnership or any other Company Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including, without limitation, requiring the Company or any Company Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that the Company or any Company Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or (iii) requires that the Company or any Company Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary.

         (k) Except as set forth in Schedule 2.20, there are no material outstanding contractual obligations of the Company or any Company
Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

         (l) Except as set forth in Schedule 2.20, there are no outstanding contracts that are not terminable upon 30 days notice which require annual payments in excess of $150,000.

         2.21 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co. Incorporated, dated November 12, 1998 that the consideration to be received by the shareholders of the Company is fair from a financial point of view as of the date of the opinion letter, a signed copy of which has been provided to Acquiror.

         2.22 STATE TAKEOVER STATUTES; WAIVER OF OWNERSHIP LIMITATION. The Company has taken all action necessary to exempt the transactions contemplated by this Agreement from (i) the operation of any "fair price," "moratorium," "control share acquisition" "business combination" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") and (ii) any ownership restrictions or limitations set forth in the Declaration of Trust or Company By-Laws.

         2.23 REGISTRATION STATEMENT. The information relating to and provided by the Company and the Company Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.24 DEVELOPMENT PROPERTIES. Schedule 2.24 lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties which are currently in effect. To the Knowledge of the Company, there is no present reason to believe that there are any adverse physical conditions (e.g., soil instability) or adverse rights of third parties (e.g., easements which substantially and adversely affect the usability of the property) which were not taken into consideration when the Company or Company Subsidiary committed to such development or construction, or additions or expansions, and which would have the effect of causing the value added by such development or construction, or additions or expansions, to be materially less than the cost of such development or construction, or additions or expansions.

         2.25 INVESTMENT COMPANY ACT OF 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         2.26 TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in
Schedule 2.26, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Company Material Adverse Effect, the Company and each Company Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and the Company has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect. To the Company's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that individually or in the aggregate could have a Company Material Adverse Effect.

         2.27 INSURANCE. Except as set forth on Schedule 2.27, each of the Company and the Company Subsidiaries is, and has been continuously since January 1, 1997, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period. Except as set forth on Schedule 2.27, neither the Company nor any Company Subsidiary has received any notice of cancellations or termination with respect to any material insurance policy of the Company or any Company Subsidiary. The insurance policies of the Company and each Company Subsidiary are valid and enforceable policies in all material respects.

         2.28 DEFINITION OF KNOWLEDGE OF THE COMPANY. As used in this Agreement, the phrase "to the Knowledge of the Company" (or words of similar import) means the knowledge of those individuals identified in
Schedule 2.28.

         2.29 VOTE REQUIRED. Except for the Company Shareholder Approvals and any Partnership approvals as may be required, no other vote or consent by the equity-holders of the Company or any Company Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby.

         2.30 RIGHTS AGREEMENT. The Company has amended its Rights Agreement so as to provide that Acquiror will not become an "Acquiring Person" as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                                 ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror and MSub represents and warrants to the Company as follows:

         3.1 ORGANIZATION, STANDING AND POWER OF ACQUIROR. Acquiror is a corporation duly organized and validly existing under the laws of the State of California and has the requisite power and authority to carry on its business as now being conducted. MSub is a corporation duly organized and validly existing under the laws of the State of Maryland and has the requisite power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Acquiror and its Subsidiaries (as defined below) taken as a whole (an "Acquiror Material Adverse Effect"). Acquiror has previously made available to the Company complete and correct copies of its Articles of Incorporation and the Acquiror By-laws, in each case, as amended to the date of this Agreement.

         3.2 ACQUIROR SUBSIDIARIES. (a) Schedule 3.2 sets forth (i) each Subsidiary of Acquiror (the "Acquiror Subsidiaries"), (ii) the legal form of each Acquiror Subsidiary, including the state or country of formation and (iii) the ownership interest therein of Acquiror, if not wholly-owned by Acquiror, and if not wholly-owned, the identity and ownership interest of other owners of such Acquiror Subsidiary.

         (b) Except as set forth in Schedule 3.2, (i) all the outstanding shares of capital stock of each Acquiror Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Acquiror or by another Acquiror Subsidiary, and (C) owned free and clear of all Liens, and (ii) all equity interests in each Acquiror Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Acquiror, by another Acquiror Subsidiary or by Acquiror and another Acquiror Subsidiary are owned free and clear of all Liens. Each Acquiror Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Acquiror Subsidiary that is a partnership, joint venture, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. True and correct copies of the articles of incorporation, bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Acquiror Subsidiary, as amended to the date of this Agreement, have previously been made available to the Company.

         3.3 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized shares of stock of Acquiror consist of (i) 200,000,000 shares of common stock ("Acquiror Common Shares"), 115,705,929 of which were issued and outstanding, (ii) 7,000,000 shares of Class B common stock ("Acquiror Class B Common Stock"), all of which were issued and outstanding (iii) 50,000,000 shares of preferred stock, 11,129,650 of which were issued and outstanding and (iv) 200,000,000 shares of equity stock, 225,000 shares of which were issued and outstanding. As of the date hereof, (i) 7,000,000 Acquiror Common Shares were reserved for issuance upon conversion of the Acquiror Class B Common Stock, (ii) 4,938,809 Acquiror Common Shares were reserved for issuance under Acquiror's stock option and incentive plans and (iii) up to 500,000 Acquiror Common Shares were reserved for issuance in connection with the merger of PS Partners VIII Merger Co., Inc. into PS Partners VIII, Ltd., a California Limited Partnership. On the date hereof, except as set forth in this Section 3.3 or Schedule 3.3, no Acquiror Common Shares or other voting securities of Acquiror were issued, reserved for issuance or outstanding.

         (b) All outstanding Acquiror Common Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Acquiror, or assets of any other entities exchangeable into Acquiror Shares having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquiror may vote.

         (c) Except as set forth in this Section 3.3 or in Schedule 3.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any Acquiror Subsidiary is a party or by which such entity is bound, obligating Acquiror or any Acquiror Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Acquiror or any Acquiror Subsidiary or obligating Acquiror or any Acquiror Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (d) Except as set forth in Schedule 3.3, all dividends or distributions on Acquiror Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

         3.4 AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Acquiror and MSub have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Acquiror, MSub or any Acquiror Subsidiary is a party. The execution and delivery of this Agreement by Acquiror, MSub or any Acquiror Subsidiary and the consummation by Acquiror and MSub of the transactions contemplated by this Agreement to which Acquiror, MSub or any Acquiror Subsidiary is a party have been duly authorized by all necessary action on the part of Acquiror, MSub or such Acquiror Subsidiary. This Agreement has been duly executed and delivered by Acquiror and MSub and constitutes a valid and binding obligation of Acquiror and MSub, enforceable against Acquiror and MSub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by Acquiror and MSub does not, and the consummation of the transactions contemplated by this



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



Agreement to which Acquiror, MSub or any Acquiror Subsidiary is a party and compliance by Acquiror and MSub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Acquiror Subsidiary under, (i) the Articles of Incorporation or the Acquiror Bylaws, the MSub articles of incorporation or the MSub bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Acquiror Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror, MSub or any Acquiror Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Acquiror, MSub or any Acquiror Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have an Acquiror Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror, MSub or any Acquiror Subsidiary in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror and MSub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Proxy Statement, (y) registration statements on appropriate forms under the Securities Act and the Exchange Act, and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of listing applications with the NYSE and PCX with respect to the Acquiror Common Shares to be issued in the Merger,
(iii) the filing of the Articles of Merger with the Department, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.4, (B) as may be required under (y) federal, state or local environmental laws, or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Acquiror, MSub or any Acquiror Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an Acquiror Material Adverse Effect.

         (c) For purposes of determining compliance with the Hart-Scott Act, Acquiror confirms that it conducts its business in accordance with the requirements of Section 856 of the Code.

         3.5 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Acquiror has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 through the date hereof (the "Acquiror SEC Documents"). Schedule 3.5 contains a complete list of all Acquiror SEC Documents filed by Acquiror with the SEC since January 1, 1996 and on or prior to the date of this Agreement (other than preliminary material filed with the SEC on a confidential basis and filings made pursuant to Section 16(a) of the Exchange Act). All of the Acquiror SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Acquiror SEC
Documents. None of the Acquiror SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Acquiror SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Acquiror included in the Acquiror SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved
(except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Acquiror and the Acquiror Subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Acquiror has no Acquiror Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Acquiror SEC Documents or in Schedule 3.5, neither Acquiror nor any of the Acquiror Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Acquiror or in the notes thereto and which, individually or in the aggregate, would have an Acquiror Material Adverse Effect.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Documents or Schedule 3.6, since the date of the most recent audited financial statements included in the Acquiror SEC Documents (the "Acquiror Financial Statement Date") Acquiror and the Acquiror Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Acquiror and the Acquiror Subsidiaries taken as a whole, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect self-storage real estate generally (an "Acquiror Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an Acquiror Material Adverse Change, (b) except for regular quarterly distributions through the date hereof (in the case of

Acquiror) not in excess of $0.22 per Acquiror Common Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Acquiror Common Shares, (c) any split, combination or reclassification of any of Acquiror Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Acquiror Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an Acquiror Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Acquiror or any Acquiror Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Acquiror SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Acquiror and any officer or director of Acquiror.

         3.7 LITIGATION. Except as disclosed in the Acquiror SEC Documents, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Acquiror and the Acquiror Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Acquiror, threatened against or affecting Acquiror or any Acquiror Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have an Acquiror Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Acquiror or any Acquiror Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         3.8 PROPERTIES. Except as provided in Schedule 3.8, Acquiror or one or more of the Acquiror Subsidiaries owns fee simple title to each of the real property owned or leased by Acquiror and Acquiror Subsidiaries (the "Acquiror Properties"), which are all of the real estate properties owned by them. All such properties are owned in each case free and clear of Encumbrances (except as provided below or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect). No other Person has any ownership interest in any of the Acquiror Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Acquiror Properties subject thereto or affected thereby. The Acquiror Properties are not subject to any Property Restrictions or other Encumbrances, except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (ii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys, which Encumbrances and Property Restrictions, in any event, are not reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and (iii) mechanics', carriers', workmen's or repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, are not reasonably expected to have an Acquiror Material Adverse Effect. To the Knowledge of Acquiror (i) there are no material structural defects relating to any Acquiror Property;
(ii) there is no Acquiror Property whose building systems are not in working order in any material respect; or (iii) there is no material physical damage or deterioration to Acquiror Properties for which there is no insurance in effect covering the cost of the restoration which in each case in the aggregate is expected to result in an Acquiror Material Adverse Effect; except in each case above as may arise as a result of the normal wear and tear incurred in connection with owning and operating properties of the type owned and operated by the Acquiror.

         3.9 ENVIRONMENTAL MATTERS. Except (i) for matters that have been fully reserved for in Acquiror Financial Statements, (ii) for any condition that individually or in the aggregate would not be reasonably likely to have an Acquiror Material Adverse Effect, or (iii) that the following does not apply to conditions arising from the storage of customer goods in storage units at an Acquiror Property for which Acquiror does not have
Knowledge: (A) to the Knowledge of Acquiror, after due inquiry, the operations of Acquiror are in compliance with all Environmental Laws and all requirements of applicable permits, licenses, approvals and other authorizations issued pursuant to Environmental Laws; (B) to the Knowledge of Acquiror, after due inquiry, Acquiror has not caused or suffered to occur any Release of any Hazardous Substance into the Environment on, under or from any Acquiror Property, and no condition exists on, in or under any Acquiror Property that could result in the incurrence of liabilities under, or any violations of any Environmental Law or give rise to the imposition of any Encumbrance, under any Environmental Law; (C) Acquiror has not received any written notice of a claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Substances on, in under or originating from any Acquiror Property; (D) Acquiror has no Knowledge of, after due inquiry, and has not received written notice from any Governmental Entity or other person claiming, any violation of any Environmental Law or a determination to undertake and/or request the investigation, remediation, clean-up or removal of any Hazardous Substance released into the Environment on, in, under or from any Acquiror Property; and (E) no Acquiror Property is included or, to the Knowledge of Acquiror, after due inquiry, proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the EPA or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and Acquiror has no Knowledge, after due inquiry, that any Acquiror Property or Storage Land has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the Knowledge of the Acquiror, after due inquiry, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

         3.10 TAXES. (a) Each of Acquiror and the Acquiror Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Acquiror has paid on its behalf) all Taxes (as defined below) shown or reflected on such returns and reports as required to be paid by it except (i) as set forth in Schedule 3.10, or (ii) real estate taxes for which Acquiror or the applicable Acquiror Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the Acquiror SEC Documents reflect an adequate reserve for all material Taxes payable or accrued by Acquiror and the Acquiror Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Acquiror Financial Statement Date, Acquiror has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Acquiror nor any Acquiror Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of Acquiror, otherwise proposed, asserted or assessed against Acquiror or any of the Acquiror Subsidiaries. Except as set forth in Schedule 3.10, no waivers of the time to assess any such Taxes have been executed by Acquiror or any Acquiror Subsidiary and, to the Knowledge of Acquiror, no requests for such waivers are pending. For purposes of the representations made in this Section 3.10(a), no violation of those representations shall be treated as occurring to the extent that the circumstance potentially creating the violation would not produce an Acquiror Material Adverse Effect.

         (b) Acquiror (i) for all taxable years commencing with January 1, 1981 through December 31, 1997, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and thereafter until the Effective Time or such later time as the board of directors of Acquiror determines that it is no longer in the best interests of Acquiror to continue to qualify as a REIT and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Acquiror Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to Acquiror's Knowledge, threatened by the IRS. Each Acquiror Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or ignored as a separate entity, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause Acquiror to violate Section 856(c)(4) of the Code. Acquiror during the period commencing January 1, 1981 through the present has not owned stock or securities of any entity that would cause Acquiror to have violated or to violate Section 856(c)(4) of the Code.

         3.11 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or any Acquiror Subsidiary.

         3.12 COMPLIANCE WITH LAWS. Except as disclosed in the Acquiror SEC Documents or in Schedule 3.4, neither Acquiror nor any of the Acquiror Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have an Acquiror Material Adverse Effect.

         3.13 STATE TAKEOVER STATUTES. Acquiror has taken all action necessary to exempt the transactions contemplated by this Agreement between Acquiror and the Company and its Affiliates from the operation of Takeover Statutes.

         3.14 REGISTRATION STATEMENT. The information relating to Acquiror and the Acquiror Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.15 INVESTMENT COMPANY ACT OF 1940. Neither Acquiror nor any of the Acquiror Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

         3.16 TRADEMARKS, PATENTS AND COPYRIGHTS. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have an Acquiror Material Adverse Effect, Acquiror and each Acquiror Subsidiary owns or possesses adequate licenses or other legal rights to use all trademarks, trade names, trade name rights, copyrights, service marks, applications for trademarks and for service marks and other proprietary rights and information used or held for use in connection with the business of Acquiror and the Acquiror Subsidiaries as currently conducted or as contemplated to be conducted, and Acquiror has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Acquiror and the Acquiror Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have an Acquiror Material Adverse Effect.

         3.17 DEFINITION OF KNOWLEDGE OF ACQUIROR. As used in this Agreement, the phrase "to the Knowledge of Acquiror" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.17.

         3.18 VOTE REQUIRED. No vote or consent by the equity-holders of Acquiror, MSub or any Acquiror Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby.

                                 ARTICLE 4

                                 COVENANTS

         4.1 ACQUISITION PROPOSALS. Prior to the Effective Time, the Company agrees that:

         (a) neither it nor any of the Company Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

         (b) it will direct, and will use its best efforts not to permit its officers, trustees, employees, agents or financial advisors to engage in any of the activities described in Section 4.1(a);

         (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1; and

         (d) it will notify Acquiror immediately if the Company receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Trustees of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Board of Trustees of the Company determines in good faith that such action is appropriate for the Board of Trustees to comply with its duties imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which the Company determined in good faith was required to be executed in order for the Board of Trustees to comply with its duties to shareholders imposed by law), the Company keeps Acquiror informed of the status (not the terms) of any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 4.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of the Company under this Agreement; provided, however, that the Board of Trustees of the Company may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Trustees of the Company determines in good faith to be more favorable to the Company's shareholders from a financial point of view than the Merger and which the Board of Trustees of the Company determines is reasonably capable of being consummated.

         4.2 CONDUCT OF THE COMPANY'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in Schedule 4.2, or (iii) consented to in writing by Acquiror, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, irrespective of whether or not in the ordinary course of business, the Company shall, and shall cause each of the Company Subsidiaries to:

                  (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

                  (b) confer on a regular basis with one or more representatives of Acquiror to report operational matters of materiality, including renewal of yellow page advertisements or listings, as well as in connection with filings made with the Securities and Exchange Commission, Internal Revenue Service and any other material regulatory body; and, subject to Section 4.1, any proposals to engage in material transactions;

                  (c) promptly notify Acquiror of any material emergency, of any Company Material Adverse Change or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                  (d) promptly deliver to Acquiror true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

                  (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided the Company notifies Acquiror that it is availing itself of such extensions and provided such extensions do not adversely affect the Company's status as a qualified REIT under the Code;

                  (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve the Company's status as a REIT or the status of any Company Subsidiary as a partnership for federal or state income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

                  (h) other than in connection with those development agreements set forth in Schedule 2.24 and binding contracts executed on or prior to the date hereof as set forth in Schedule 2.20, not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit such that the outstanding borrowings under the revolving line(s) of credit do not exceed $115,000,000 in the aggregate, exercise its option to increase its revolving line of credit without providing reasonable prior notice to Acquiror of its intention to exercise such option, renew any borrowings under its revolving line(s) of credit for a period of time other than the shortest permissible renewal period, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects;

                  (i) not amend its Declaration of Trust, Company By-laws, code of regulations or partnership agreement or comparable charter or organizational document or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of any Company Subsidiary without Acquiror's prior written consent, which shall not be unreasonably withheld or delayed;

                  (j) issue no and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to (i) those items disclosed in
         Schedule 2.3; (ii) the conversion of any outstanding Units, in accordance with the terms thereof; (iii) the

         Company Dividend Reinvestment Plan with respect to Company Common Shares the Company is committed to issue; and (iv) the Company Option Plan.

                  (k) grant no options (including any options under the Company Options Plan) or other right or commitment relating to its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

                  (l) except (i) as provided in Section 5.11 hereof, (ii) in connection with the use of Company Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, or (iii) for dividends and distributions by a Company Subsidiary to the Company or a Company Subsidiary, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest;

                  (m) except as set forth on Schedule 2.20, not sell, lease, mortgage, subject to Lien or otherwise dispose of any Company Property or any other material part of its assets, individually or in the aggregate, except in the ordinary course of business;

                  (n) except as set forth on Schedule 2.4, not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Company Subsidiaries in the ordinary course of business consistent with prior practice;

                  (o) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Acquiror or incurred in the ordinary course of business consistent with past practice;

                  (p) except as reflected in the Company Capital Budget, not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment"), other than the renewal of its insurance policies in the ordinary course of business after providing reasonable prior notice to Acquiror of such renewal, which may result in total payments or liability by or to it in excess of $50,000 or aggregate Commitments in excess of $400,000, provided that the Company will not enter into any Commitment with respect to any of the expansion or development projects identified in Parts 3 and 4 of the Company Capital Budget without the prior approval of Acquiror;

                  (q) except with respect to Company Subsidiaries, not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                  (r) not enter into or amend any agreement or arrangement with any consultant or Affiliate of the Company or any of the Company Subsidiaries other than additional agreements or arrangements with consultants involving an aggregate commitment of less than $100,000;

                  (s) except as provided in the Severance and Retention Program, not increase any compensation other than pursuant to the terms of employment agreements previously entered into or (i) enter into or amend any employment agreement or other arrangement with its trustees, executive officers or employees other than in the ordinary course of business consistent with past practice, other than waivers by employees of benefits under such agreements, or (ii) enter into any employment agreement or arrangement with any other Person not currently an employee of the Company or a Company Subsidiary other than in the ordinary course of business consistent with past practice, provided that any such agreement or arrangement is terminable at will at the option of the Company or the Company Subsidiary;

                  (t) except as otherwise provided in Section 1.13 or
         Section 5.9, not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

                  (u)      not change the ownership of any of its Subsidiaries;

                  (v) not accept a promissory note in payment of the exercise price payable under any option to purchase Company Common Shares;

                  (w) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement with the persons that are affiliates, or as of the date hereof, officers, directors or employees, of Company or any Company Subsidiary;

                  (x) except as provided in Schedule 2.11 or Schedule 2.20, not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity;

                  (y) suspend the Company Dividend Reinvestment Plan, effective as of the date of this Agreement; and

                  (z) continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction as defined in
         Section 857(b)(6) of the Code.

         4.3 CONDUCT OF ACQUIROR'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in Schedule 4.3 or (iii) consented to in writing by the Company, Acquiror shall, and shall cause each of the Acquiror Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore, and, irrespective of whether or not in the ordinary course of business, Acquiror shall, and shall cause each of the Acquiror Subsidiaries to:

                  (a) use its reasonable efforts to preserve intact its business organizations and goodwill, and will use its reasonable best efforts to keep available the services of its officers and employees to the extent reasonably deemed to be in Acquiror's interests;

                  (b) confer upon reasonable request with one or more representatives of the Company to report operational matters of materiality;

                  (c) promptly notify the Company of any material emergency or any Acquiror Material Adverse Change or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                  (d) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Acquiror Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

                  (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Acquiror's status as a qualified REIT under the Code; and

                  (g) continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction as defined in
         Section 857(b)(6) of the Code.

         4.4 OTHER ACTIONS. Each of the Company on the one hand and Acquiror on the other hand shall not take, and shall use its reasonable best efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in Article 6 not being satisfied.

         4.5 FILING OF CERTAIN REPORTS. Acquiror shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as the Company or Acquiror may reasonably request, all to the extent required from time to time to enable such Affiliate to sell Acquiror Common Shares received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

         4.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, the Company shall promptly cause to be prepared and delivered to Acquiror a list (reasonably satisfactory to counsel for Acquiror) identifying all persons who, at the time of the Company Shareholders Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as an Affiliate in such list to deliver to the Company on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Acquiror Common Shares issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145. Acquiror shall be entitled to place legends as specified in such written agreements on the certificates representing any Acquiror Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Shares, consistent with the terms of such agreements.

                                 ARTICLE 5

                            ADDITIONAL COVENANTS

         5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; THE COMPANY SHAREHOLDERS MEETING. (a) The Company and



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



Acquiror shall use their reasonable best efforts to prepare and file with the SEC a preliminary Proxy Statement, in form and substance satisfactory to each of Acquiror and the Company and such registration statements under the Securities Act and Exchange Act as may be required (collectively, the "Registration Statement") as soon as practicable following the date of this Agreement. Each of the Company and Acquiror shall promptly use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and Exchange Act and the rules and regulations promulgated under such acts as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company agrees to date its Proxy Statement as of the approximate date of mailing to the Company shareholders. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs with respect to the Registration Statement or to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Acquiror or the Company, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement to the Proxy Statement. Acquiror also shall take any action, if any, required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of beneficial interest of Acquiror pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Shares and rights to acquire Company Shares as may be reasonably requested in connection with any such action.

         (b) The Company will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of the Company), convene and hold a meeting of its shareholders (the "Company Shareholders Meeting" for the purpose of obtaining Company Shareholder Approvals. The Company will, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and the Company will use its reasonable best efforts to obtain such approval; provided, that prior to the Company Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Trustees of the Company determines in good faith that such withdrawal, modification or amendment is appropriate.

         (c) If on the date for the Company Shareholders Meeting established pursuant to Section 5.1(c) of this Agreement, the Company has not received a sufficient number of proxies to approve the Merger (but less than one-third of the outstanding Company Common Shares have voted against the Merger), then the Company shall adjourn its shareholders meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of the shareholders meetings or (ii) the date on which the requisite number of proxies approving the Merger has been obtained or proxies have been received representing at least two-thirds of its outstanding Company Common Shares which voted against the Merger.

         5.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the Company and Acquiror shall, and shall cause each of the Company Subsidiaries and Acquiror Subsidiaries, respectively, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Acquiror shall, and shall cause each of the Company Subsidiaries and Acquiror Subsidiaries, respectively, to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, as well as internal monthly reports prepared in the ordinary course of business. Each of the Company and Acquiror shall, and shall cause the Company Subsidiaries and Acquiror Subsidiaries, respectively, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of August 24, 1998 between the Company and Acquiror (the "Confidentiality Agreement").

         5.3 BEST EFFORTS; NOTIFICATION. (a) Subject to the terms and conditions herein provided, the Company and Acquiror shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations,
(ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to the Company and Acquiror, and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to he done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this

Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, trustees and directors of the Company and Acquiror shall take all such necessary action.

         (b) The Company shall give prompt notice to Acquiror and MSub, and Acquiror and MSub shall give prompt notice to the Company, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.4 COSTS OF TRANSACTION. In the event that the Merger is not consummated, each of Acquiror and the Company shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement; provided, however, that all printing costs and SEC filing fees in connection with the Merger shall be paid 50% by the Company and 50% by Acquiror and, provided further, that this Section 5.4 shall in no way affect the rights and obligations of the parties hereto under Article 7.

         5.5 TAX TREATMENT; TAX ELECTIONS. (a) Each of Acquiror and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(f).

         (b) Acquiror shall prepare and file, on a timely basis, all Federal and state income tax returns and shall use its reasonable best efforts to so prepare and file all other Tax returns and reports required to be filed from and after the Effective Time (whether such return or report related to a time period prior to, at, or after the Effective Time) for the Company, the Company Subsidiaries and any entity taxed as a partnership reflected in Schedule 5.5 (i) in good faith and for returns relating to periods through and/or including the Effective Time on a basis and in a manner consistent with past Company practice and with similar prior returns and reports of the Company, the Company Subsidiaries or such partnership (unless Acquiror determines in good faith that such method is incorrect) and (ii) with respect to any Federal income tax return of the Company for the time period ending contemporaneously with the Effective Time, on a basis and in a manner that seeks to preserve the qualification of the Company as a real estate investment trust within the meaning of
Section 856 of the Code.

         5.6 PUBLIC ANNOUNCEMENTS. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         5.7 LISTING. Prior to the Effective Time, Acquiror shall use its best efforts to have the NYSE and PCX approve for listing, upon official notice of issuance, the Acquiror Common Shares to be issued in the Merger and listed on the NYSE and PCX after the Effective Time.

         5.8 TRANSFER AND GAINS TAXES. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which are imposed upon the Company or Acquiror or their respective subsidiaries and become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, Acquiror shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to the holders of beneficial interests in the Company, all Transfer and Gains Taxes.

         5.9 BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS. (a) BENEFIT PLANS. After the Effective Time, all employees of the Company who are employed by Acquiror shall, at the option of Acquiror, either continue to be eligible to participate in an "employee benefit plan", as defined in
Section 3(3) of ERISA, currently maintained by the Company which is, at the option of Acquiror, continued by Acquiror, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Acquiror in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by Acquiror for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with the Company or any Company Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate and vesting (if applicable). With respect to medical benefits provided by Acquiror on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by Acquiror, the Company or any of the Acquiror Subsidiaries or Company Subsidiaries before the Closing Date.

         (b) RETENTION PROGRAM. Prior to the Effective Time, the Company and Acquiror shall adopt a retention program (the "Retention Program") attached hereto as Exhibit D. The Retention Program shall allow for the payment of cash retention payments ("Retention Payments") among certain employees of the Company and the Company Subsidiaries, in lieu of any and all other severance payments, but exclusive of and not in lieu of any bonus or other compensation accrued in the ordinary course of business with respect to services rendered in 1998 to the Effective Date, all in accordance with past practice, as compensation for remaining employed by the Company or a Company Subsidiary until the Effective Time. Acquiror shall maintain the Retention Program in accordance with the terms thereof. In no event shall the Company adopt or agree to any other severance or retention program in addition to the Retention Program, except as otherwise specifically set forth in this Agreement. Neither the Retention Program nor any other term of this Agreement shall require Acquiror to continue the employment of any employee of the Company after the Effective Time.

         (c) WITHHOLDING. The Company shall require each employee who exercises a Company Option, receives Company Common Shares pursuant to any existing commitment, receives any payment pursuant to Section 5.9(d) hereof, or otherwise receives any payment from the Company as a result of the transactions contemplated by this Agreement, to pay to the Company in cash or Company Common Shares an amount sufficient to satisfy in full the Company's obligation to withhold Taxes incurred by reason of such exercise, issuance or receipt.

         (d) PAYMENTS. The compensation, benefits, payments, accelerations, share options and share appreciation rights of the executives and trustees of the Company, as set forth in Schedule 2.17, shall be satisfied at the Effective Time or as otherwise set forth in this Agreement in accordance with the terms set forth in Schedule 2.17.

         (e) RETENTION. Acquiror shall have no obligation to retain any employee of the Company or any Company Subsidiary after the Effective Time.

         5.10 INDEMNIFICATION. (a) From and after the Effective Time, Acquiror shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, trustee or director of the Company or any Company Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Declaration of Trust and Company By-laws, in any separate indemnification agreements between the Company and its trustees or officers or in any other Employee Plan as in effect at the close of business on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. Acquiror shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" trustees and officers liability insurance with a coverage amount and other terms and conditions no less favorable to the Indemnified Parties than under the Company's current trustees and officers liability insurance policy covering the trustees and officers of the Company with respect to their service as such prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time. If Acquiror has directors' and officers' insurance, such insurance shall apply to all directors and officers of Acquiror serving as such during the period such coverage is in effect.

         (b) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror and the Company. Acquiror agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Acquiror under this Section 5.10. The provisions of this
Section 5.10 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

         (c) In the event that Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.10, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each trustee, director and officer covered hereby.

         (d) To the extent permitted by law, all rights of indemnification for the benefit of any trustee or officer of the Company shall be mandatory rather than permissive.

         (e) Any determination required to be made with respect to whether a party's conduct complies with the standards set forth in the applicable articles or incorporation, declaration of trust, bylaws or other appropriate document or under applicable law shall be made by a neutral party mutually agreed to by the Indemnified Party and Acquiror.

         5.11 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, the Company shall not make any dividend or distribution to its shareholders without the prior written consent of Acquiror; provided, however, the written consent of Acquiror shall not be required for the authorization and payment of quarterly distributions with respect to the Company Common Shares (and, if required, Units), on a per share (or per Unit) basis as follows: (a) with respect to the fourth quarter of 1998, of up to $0.46 per share (the "Fourth Quarter Dividend"), provided that, although the Fourth Quarter Dividend may be declared by the Company's Board of Trustees in the fourth quarter of 1998 to shareholders of record as of a date in that quarter selected by the Company's Board of Trustees, the Fourth Quarter Dividend shall not be paid to shareholders prior to January 1, 1999 or later than January 31, 1999; and (b) subsequent to the Fourth Quarter Dividend, with respect to any quarter of 1999 prior to the Effective Time, of up to $0.22 per share multiplied by the Exchange Ratio. The Company shall coordinate with the Acquiror the payment of any dividends with respect to any quarter of 1999, it being the intention of the parties that holders of the Company Common Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Company Common Shares or any Acquiror Common Share. Notwithstanding anything in this Section 5.11 to the contrary, at or prior to the Effective

Time, the Company shall make dividend payments the Company is required to make by the Code in order to maintain REIT status and those which are sufficient to eliminate any federal income tax liability for its taxable year ending at the Effective Time.

         5.12 STORAGE TRUST PROPERTIES, L.P. If and to the extent any Limited Partner (as defined in the Amended and Restated Agreement of Limited Partnership dated as of November 16, 1994, as amended (the "Partnership Agreement") delivers a Notice of Conversion (as defined in the Partnership Agreement) in accordance with Section 4.2(e) of the Partnership Agreement, the Acquiror covenants and agrees for the benefit of the Limited Partners that it will agree to either (a) provide shares of the Acquiror rather than shares of the Company, as adjusted by the Exchange Ratio, otherwise in accordance with the terms of Section 4.2(e) of the Partnership Agreement or (b) pay the Redemption Amount to any such Limited Partner in accordance with the terms of Section 8.6 provided that such Redemption Amount will be based upon the Value (as defined in the Partnership Agreement) of a share of common stock of the Acquiror, multiplied by the Exchange Ratio, rather than a common share of the Company. Acquiror agrees to register the shares issuable upon conversion of Units on a Form S-3 filed with the SEC as soon as practicable following the Effective Time.

         5.13 NOTICES. Each of MSub and the Company shall provide such notice to its shareholders of the Merger and other transactions contemplated hereby as is required under Maryland law.

                                 ARTICLE 6

                                 CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) SHAREHOLDER APPROVALS. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Company Shareholder Approvals.

         (b) LISTING OF SHARES. The NYSE and PCX shall have approved for listing the Acquiror Common Shares to be issued in the Merger and to be listed on the NYSE and PCX after the Effective Time, subject to official notice of issuance.

         (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities and Exchange Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

         (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

         6.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror and MSub to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by Acquiror:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect self-storage real estate generally, and Acquiror shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the Company contained herein are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect. For the purposes of this Section 6.2(a), the representations and warranties of the Company shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to material adverse effect, the materiality qualification in such representation and warranty shall not apply.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect.

         (c) OPINION RELATING TO REIT AND PARTNERSHIP STATUS. Acquiror shall have received an opinion of Mayer, Brown & Platt or other nationally recognized outside counsel, reasonably satisfactory to Acquiror, that, (i) the Company is organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) the Partnership is treated for federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

         (d) OTHER TAX OPINION. Acquiror shall have received an opinion dated the Closing Date from A. Timothy Scott, counsel to Acquiror, based upon customary certificates and representation letters, and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

         (e) CONSENTS. Subject to the disclosures set forth on Schedule 6.2, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by the Company:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and except to the extent that any inaccuracies of such representations and warranties are a result of general economic changes, changes in the United States financial markets generally, changes that affect REITs generally or changes that affect self-storage real estate, and the Company shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representation and warranties of Acquiror contained herein are so qualified) signed on behalf of Acquiror, the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this Section 6.3(a), the representations and warranties of Acquiror shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have an Acquiror Material Adverse Effect; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to material adverse effect, the materiality qualification in such representation and warranty shall not apply.

         (b) PERFORMANCE OF OBLIGATIONS OF ACQUIROR. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Acquiror signed on behalf of Acquiror by the chief executive officer or the chief financial officer of Acquiror, in such capacity, to such effect.

         (c) OPINION RELATING TO REIT STATUS. The Company shall have received an opinion of Hogan & Hartson or other nationally recognized outside counsel, reasonably satisfactory to the Company, that Acquiror is organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

         (d) OTHER TAX OPINION. The Company shall have received an opinion dated the Closing Date from Mayer, Brown & Platt, or other nationally recognized outside counsel, based upon customary certificates and representation letters and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

         (e) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

                                 ARTICLE 7

                     TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Shareholder Approvals are obtained:

         (a) by mutual written consent duly authorized by both the Board of Trustees of the Company and Board of Directors of Acquiror;

         (b) by Acquiror, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Company set forth in this Agreement, in either case such that the conditions set forth in
Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by June 30, 1999 (or as otherwise extended);

         (c) by the Company, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Acquiror set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by June 30, 1999 (or as otherwise extended);

         (d) by either Acquiror or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either Acquiror or the Company, if the Merger shall not have been consummated before June 30, 1999; provided, in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

         (f) by either Acquiror or the Company if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approvals shall not have been obtained as contemplated by
Section 5.1;

         (g) by the Company, if prior to the Company Shareholders Meeting, the Board of Trustees of the Company shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

         (h) by Acquiror if prior to the Company Shareholders Meeting, the Board of Trustees of the Company shall have withdrawn or modified in any manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal.

         7.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated (i) pursuant to Section 7.1(g) or 7.1(h), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to Section 7.1(b), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c), then Acquiror will pay the Company (provided Acquiror was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination), an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(f), then the Company shall pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(c)) an amount equal to the Break-Up Expenses, provided the Closing Price of the Acquiror Common Shares was equal to or greater than $26.50. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(c), 7.1(d), 7.1(e) or 7.1(f), or by Acquiror pursuant to 7.1(e)), and at the time of the termination of this Agreement an Acquisition Proposal has been received by the Company, and either prior to the termination of this Agreement or within twelve (12) months thereafter the Company or any Company Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then the Company shall pay the Break-Up Fee to Acquiror less any Break-Up Expenses previously paid to Acquiror by reason of clause (ii) of the first sentence of Section 7.2. The



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



payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Acquiror as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by the Company and to Acquiror, or the Break-Up Expenses shall be paid by the Company to Acquiror or Acquiror to the Company (as applicable), in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break-Up Fee" shall be an amount equal to $12,000,000 plus Break-Up Expenses (to the extent not previously paid). The "Break-Up Expenses" payable to Acquiror or the Company, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $500,000 and
(ii) the Recipient's out-of-pocket expenses, which shall include a reasonable allocation of time for in-house counsel, incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses). The right to receive (i) the Break-Up Expenses by Acquiror or Company, as applicable, or (ii) the Break-Up Fee by Acquiror, are referred to below as the "Break-Up Payments." Notwithstanding the above, to the extent that the right to receive a Break-Up Payments in a taxable year would create excessive bad income ("EBI") for the recipient (the "Payee"), the right to receive the portion of the Break-Up Payments that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-Up Payments shall be treated as creating EBI for the Payee to the extent that the right to receive the amount, when taken into account with other gross income of the Payee for that year, would cause the Payee to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

         Any amount deferred in a particular taxable year pursuant to the preceding sentences shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of the payor. Notwithstanding the foregoing, Break-Up Payments that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent the Payee, as a condition precedent, obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect the Payee's ability to qualify as a REIT. If a Break-up Payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from the payor to the Payee, to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of the Payees, and these provisions shall be interpreted and applied so as to accomplish that purpose.

         7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror, or the Company, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8;

provided that (a) if this Agreement is terminated by Acquiror pursuant to
Section 7.1(b), the Company shall not be entitled to any of the benefits of
Section 7.2, or (b) if this Agreement is terminated by the Company pursuant to Section 7.1(c), Acquiror shall not be entitled to any of the benefits of
Section 7.2.

         7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Trustees and Board of Directors at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Company Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE 8

                             GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement of either the Company or the Acquiror shall survive the Effective Time.

         8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      if to the Company, to:        Daniel C. Staton
                                                Michael G. Burnam
                                                Storage Trust Realty
                                                2407 Rangeline Street
                                                Columbia, Missouri   65202



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



                                                Phone:   (573) 499-4799
                                                Fax No.  (573) 442-5554

                  with a copy to:               Edward Schneidman
                                                Mayer, Brown & Platt
                                                190 South LaSalle Street
                                                Chicago, Illinois   60603
                                                Phone:   (312) 782-0600
                                                Fax No.  (312) 701-7711

         (b)    if to Acquiror or to MSub, to:  Wayne Hughes
                                                Chairman and CEO
                                                Public Storage, Inc.
                                                701 Western Avenue, Suite 200
                                                Glendale, California 91201-2397
                                                Phone: 818-244-8080
                                                Fax No.:  818-548-9288

                  with a copy to:               David Goldberg
                                                701 Western Avenue, Suite 200
                                                Glendale, California 91201-2397
                                                Phone: 818-244-8080
                                                Fax No.: 818-548-9288

All notices shall be deemed given only when actually received.

         8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section
5.9 (with respect to the Company Schedule 5.9 Employees who do not receive Retention and Severance Program letters) and Section 5.10 ("Third Party Provisions") and Section 5.12 (with regard to Storage Trust Properties, L.P.), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the trustees and officers of the Company had been trustees or officers of the Company prior to the Effective Time.

         8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND,
REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER
APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or California or in any Missouri or California State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Missouri or California or any Missouri or California State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.10 NON-RECOURSE TO DIRECTORS, TRUSTEES AND OFFICERS. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Company by the undersigned in his capacity as a trustee or officer of the Company, which has been formed as a Maryland real estate investment trust, and not individually, and neither the trustees, officers nor shareholders of the Company shall be personally bound or have any personal liability hereunder. Acquiror shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement and any other agreements to which it is a party. Acquiror will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder or thereunder.

         IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                STORAGE TRUST REALTY

                                By:  /s/ Daniel C. Staton
                                   ------------------------
                                   Name: Daniel C. Staton
                                   Title: Chairman


                                PUBLIC STORAGE, INC.

                                By:  /s/ David Goldberg
                                   -----------------------
                                   Name: David Goldberg
                                   Title: Senior Vice President


                                NEWCO MERGER SUBSIDIARY, INC.

                                By:  /s/ David Goldberg
                                   -----------------------
                                   Name: David Goldberg
                                   Title: President